UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

28 E. Main Street, Suite 1525 Rochester, New York 14614
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(585) 325-3610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairment

DSS Technology Management, Inc. (“DSSTM”), a wholly-owned subsidiary of Document Security Systems, Inc. (“Company”), currently owns a 60% interest in VirtualAgility Technology Investment, LLC (“VATI”). As of June 30, 2014, VATI was valued at $11,750,000. VATI’s assets consist of 657,119 shares of common stock of VirtualAgility, Inc. (“VirtualAgility”), and a series of preferred return non-recourse notes tied to the performance of VirtualAgility’s patent portfolio.

VirtualAgility is currently the plaintiff in a patent infringement lawsuit against Salesforce.com, Inc. et al. In May of 2014, Salesforce.Com, Inc., as Petitioner, filed a petition with the United States Patent and Trademark Office’s Patent Trial and Appeal Board (“PTAB”) requesting covered business method patent review of claims 1-21 of U.S. Patent No. 8,095,413 B1, which is the patent being asserted by VirtualAgility in the lawsuit (the “413 Patent”), alleging that claims 1-21 of the 413 Patent are unpatentable. On September 16, 2014, the PTAB issued a written decision holding that challenged claims 1-21 of the 413 Patent are unpatentable, and also denied VirtualAgility’s contingent motion to amend the challenged claims.

As a result of the PTAB’s decision, the Company estimates that it will incur an impairment charge of approximately $7,000,000 in connection with its 60% ownership interest in VATI. The Company does not anticipate that such impairment charge will result in future cash expenditures by the Company relating to its investment in VATI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Date: September 22, 2014

/s/ Jeffrey Ronaldi

By: Jeffrey Ronaldi

Title: Chief Executive Officer